EXHIBIT 99.1

eBAY INC. ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

— Company Reports Record Net Revenues of $531 Million, Up 84% Year Over Year —
— Achieves GAAP Diluted EPS of $0.16 and Pro Forma Diluted EPS of $0.18 —
— Raises 2003 Guidance and Issues 2004 Guidance —

San Jose, CA, October 16, 2003 – eBay Inc. (Nasdaq: EBAY; www.ebay.com), the world’s online marketplace, reported financial results for its quarter ended September 30, 2003.

eBay reported record consolidated Q3-03 net revenues of $530.9 million, up 84% year over year; record operating income of $155.9 million, up 73% year over year; and record pro forma operating income of $172.2 million, up 87% year over year. Operating income was 29% of net revenues and pro forma operating income was 32% of net revenues.

Consolidated net income in Q3-03 was $103.3 million, or $0.16 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was a record $118.3 million, or $0.18 per diluted share.

These results exceeded the company’s guidance of $515 million for net revenues, $0.14 for GAAP earnings per diluted share and $0.17 for pro forma earnings per diluted share. Adjusting for the company’s 2-for-1 stock split effected during the quarter, pro forma earnings per diluted share would be $0.36, $0.02 above the company’s Q3-03 guidance of $0.34.

“Q3 was another very strong quarter for eBay and its community,” said Meg Whitman, President and CEO of eBay. “With record levels of registered users, listings, and gross merchandise sales, along with a strong performance by PayPal, eBay’s business continues to gain momentum going into the holiday season.”

Key Financial and Operating Metrics

Consolidated Net Revenues - Consolidated net revenues totaled a record $530.9 million, which represented an increase of 84% from the $288.8 million reported in Q3-02.

Transaction Revenues - Consolidated net transaction revenues totaled a record $517.1 million, which represented an increase of 96% from the $263.6 million reported in Q3-02.

•	eBay U.S. Net Transaction Revenues – eBay U.S. net transaction revenues totaled $256.1 million in Q3-03, reflecting 41% year-over-year growth.

•	eBay International Net Transaction Revenues – eBay International net transaction revenues totaled $154.7 million in Q3-03, representing 105% year-over-year growth.

eBay Announces Q3-03 Earnings (cont.)

•	Payments Net Transaction Revenues – Payments net transaction revenues totaled $106.4 million in Q3-03.

Confirmed Registered Users – Cumulative confirmed registered users at the end of Q3-03 totaled a record 85.5 million, reflecting the first-time inclusion of 3.2 million users from EachNet, which eBay acquired in July 2003. This was an increase of 10.2 million users sequentially and a 56% increase over the 54.9 million users reported at the end of Q3-02.

Active Users – Active users, the number of users on the eBay platform who bid, bought or listed over the trailing 12 months, increased to 37.4 million, a 55% increase over the 24.2 million active users reported in the same period a year ago.

Listings – Listings totaled a record 235 million in Q3-03, 47% higher than the 160 million listings reported in Q3-02.

Gross Merchandise Sales (GMS) – GMS, the total value of items sold, was a record $5.8 billion, representing a 53% year-over-year increase from the $3.8 billion reported in Q3-02.

Total Payment Volume (TPV) – TPV, the total payment volume in the company’s Payments business, was $3.0 billion in Q3-03, up from the $2.8 billion reported in Q2-03.

Gross Profit – Gross profit was a record $421.6 million, or 79% of net revenues, which was down from the 84% level reported in Q3-02, primarily reflecting the lower structural gross margin of the PayPal business and increased investments in technology and customer support.

Operating Income – Operating income was a record $155.9 million, or 29% of net revenues, a 73% increase over the $90.1 million reported in Q3-02. Pro forma operating income increased 87% year-over-year to a record $172.2 million, or 32% of net revenues, consistent with the reported 32% in Q3-02 despite the addition of the PayPal business.

GAAP Net Income – GAAP net income increased 69% year over year to $103.3 million, or $0.16 per diluted share.

Pro Forma Net Income – Pro forma net income increased 89% year over year to a record $118.3 million, or $0.18 per diluted share.

Operating and Free Cash Flows – Operating cash flows totaled $208.0 million, an 86% increase from the $111.9 million reported in Q3-02. Free cash flows, which are operating cash flows less capital expenditures, totaled a record $168.4 million, an 84% increase from $91.7 million reported in Q3-02.

eBay Announces Q3-03 Earnings (cont.)

Key Category Performance – Based on Q3-03 GMS, eBay has nine categories that deliver $1 billion or more in worldwide annualized GMS: eBay Motors at $6.7 billion; Computers at $2.1 billion; Consumer Electronics at $1.9 billion; Books/Movies/Music at $1.7 billion; Sports at $1.5 billion; Clothing and Accessories at $1.3 billion; Collectibles at $1.1 billion; Home & Garden at $1.1 billion; and Toys at $1.0 billion.

Fixed Price Trading – eBay’s fixed price trading contributed approximately $1.6 billion or 28% of total GMS during Q3-03, primarily from eBay’s “Buy It Now” feature.

eBay Stores – eBay hosts approximately 145,000 stores worldwide.

Consolidated Financial and Operating Summary

eBay reported record consolidated net revenues of $530.9 million in Q3-03, representing an 84% year-over-year increase. Excluding PayPal, eBay’s Q3-03 net revenues totaled $422.6 million, representing a 46% year-over-year increase. PayPal’s Q3-03 net revenues totaled $108.4 million, representing an 83% year-over-year increase compared to the $59.3 million PayPal reported in Q3-02. On a year-over-year basis, consolidated net revenues reflected a foreign exchange benefit in Q3-03 of approximately $15 million.

Gross profit as a percentage of net revenues was 79%, which was below the 84% level reported in Q3-02. The year-over-year decline in the gross profit percentage primarily reflects the lower structural gross margin of the PayPal business and increased investment in technology and customer support.

Sales and marketing expenses totaled $136.4 million, or 26% of net revenues, down from the 30% reported in Q3-02. The year-over-year decline as a percentage of net revenues primarily reflects the addition of the PayPal business.

Product development expenses totaled $39.7 million, or approximately 7% of net revenues, down from the 8% of net revenues reported in both Q2-03 and Q3-02. Total product development expenses in Q3-03 do not include $11.4 million of required cost capitalization for major site and other product development efforts.

General and administrative costs totaled $74.2 million, or about 14% of net revenues, consistent with the 14% of net revenues reported in Q3-02. Included in Q3-03 general and administrative costs were PayPal’s transaction losses, which represented approximately 0.22% of PayPal’s total payment volume. The incremental general and administration costs primarily reflect an increase in headcount, legal costs, and insurance.

Income from operations totaled a record $155.9 million during Q3-03, a 73% increase over the $90.1 million reported in Q3-02. On a pro forma basis, income from operations totaled a record $172.2 million, an 87% increase over the $92.2 reported in Q3-02.

eBay Announces Q3-03 Earnings (cont.)

Net interest and other income totaled $5.5 million in Q3-03, down from the $10.9 million reported in Q2-03. On a pro forma basis, net interest and other income decreased to $5.5 million in Q3-03 from $9.9 million in Q2-03. These decreases were primarily the result of interest-only payments of $1.9 million related to the San Jose facilities, which were recorded as a lease-related operating expense in prior periods and eBay’s share of acquisition costs incurred by EachNet.

The GAAP and pro forma effective tax rates for Q3-03 were 32.0% and 32.8% respectively, a decrease from the 36% GAAP and pro forma effective tax rate in Q3-02. The lower rate reflects an increased profit contribution from the company’s international operations.

eBay’s balance sheet remains strong. At the end of Q3-03, the company had $2.6 billion in aggregate cash and investments and more than $5.5 billion in total assets.

The company reported $208.0 million in operating cash flows, 86% higher than the $111.9 million reported in Q3-02, primarily reflecting increased profitability.

Capital expenditures totaled $39.6 million in Q3-03, 96% higher than the $20.2 million reported in Q3-02. Free cash flows, which are operating cash flows less capital expenditures, were a record $168.4 million in Q3-03, 84% higher than $91.7 million reported in Q3-02.

Business Outlook

Fiscal Year 2003

Net Revenues – The company now expects that consolidated net revenues could be as high as $590 million for Q4-03, $15 million higher than the company’s most recent guidance. Full year 2003 net revenues could be as high as $2.1 billion. This higher net revenue outlook derives from the strength of eBay’s US, International and Payments businesses. eBay’s guidance is based on an assumed Q4-03 quarterly weighted average exchange rate of US$1.14 per Euro.

GAAP Diluted EPS – eBay now estimates GAAP earnings per diluted share could be $0.19 in Q4-03. eBay estimates that earnings per diluted share for the full year 2003 could be as high as $0.65, $0.02 higher than the company’s most recent guidance.

Pro Forma Diluted EPS – eBay now estimates pro forma earnings per diluted share to be $0.21 in Q4-03. eBay estimates that pro forma earnings per diluted share for the full year 2003 could be as high as $0.72, $0.01 higher than the company’s most recent guidance. eBay now believes that amortization of intangible assets, stock-based compensation expenses and other pro forma items, primarily related to the company’s acquisitions, will be approximately $12 million, net of tax, during Q4-03.

eBay Announces Q3-03 Earnings (cont.)

Fiscal Year 2004

Net Revenues – The company expects that net revenues for 2004 could be as high as $2.9 billion. On a quarterly basis, eBay expects consolidated net revenues to be approximately $675 million in Q1-04, $695 million in Q2-04, $710 million in Q3-04 and $820 million in Q4-04. eBay’s guidance is based on an assumed 2004 quarterly weighted average exchange rate of US$1.14 per Euro.

GAAP Diluted EPS – eBay estimates that earnings per diluted share for the full year 2004 could be as high as $0.91. From a quarterly perspective, eBay estimates GAAP earnings per diluted share could be as high as $0.22 in Q1-04, $0.21 in Q2-04, $0.22 in Q3-04 and $0.26 in Q4-04.

Pro Forma Diluted EPS – eBay estimates that pro forma earnings per diluted share for the full year 2004 could be as high as $0.98. From a quarterly perspective, eBay estimates pro forma earnings per diluted share could be as high as $0.24 in Q1-04, $0.23 in Q2-04, $0.23 in Q3-04 and $0.28 in Q4-04.

Effective Tax Rate – eBay’s current estimate for its 2004 effective tax rate is 30% on a GAAP basis and 31% on a pro forma basis. This compares to an expected GAAP and pro forma effective tax rate of approximately 32% in 2003. This lower effective tax rate estimate reflects anticipated increased profit contribution from the company’s international operations.

Non-GAAP Measures

To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance, including gross profit, operating income, net income, earnings per share, cash flows, and effective tax rate, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Consistent with the company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

eBay Announces Q3-03 Earnings (cont.)

About eBay

eBay is The World’s Online Marketplace™. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever-growing online community.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large company with a broad range of businesses; the company’s ability to deal with the increasingly competitive environment for online trading, including competition for the company’s sellers from other trading sites and other means of selling, and competition for the company’s buyers from other merchants, online and offline; the litigation, regulatory, credit card association, and other risks specific to PayPal; the company’s need to manage other regulatory, tax, and litigation risks even as the company’s product offerings expand and the company’s services are offered in more jurisdictions, including, most recently, China; the company’s ability to upgrade and develop the company’s systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability on all of the company’s sites; the company’s ability to continue to expand the company’s model to new types of merchandise and sellers; the company’s ability to continue to expand outside of the US; fluctuations in foreign exchange rates; and the costs and benefits of announced and prospective acquisitions and other commercial transactions.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

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Investor Relations Contacts:	David Joseph 408-376-7057
Tracey Ford 408-376-7205
Media Relations Contact:	Chris Donlay 408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	September 30,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$1,109,313	$1,583,875
Short-term investments	89,690	163,765
Accounts receivable, net	131,453	169,050
Funds receivable	41,014	84,659
Other current assets	96,988	109,657

Total current assets	1,468,458	2,111,006
Long-term investments	470,227	730,155
Restricted cash and investments	134,644	127,083
Property and equipment, net	218,028	534,624
Goodwill	1,456,024	1,643,120
Intangible assets, net	279,465	271,578
Deferred tax assets	84,218	63,547
Other assets	13,380	19,581

	$4,124,444	$5,500,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,424	$54,584
Funds payable and amounts due to customers	50,396	110,071
Accrued expenses and other current liabilities	199,323	335,987
Deferred revenue and customer advances	18,846	25,246
Short-term debt	2,970	3,586
Income taxes payable	67,265	78,352

Total current liabilities	386,224	607,826
Long-term debt	13,798	11,456
Long-term lease liability	—	122,498
Deferred tax liabilities	111,843	101,169
Other liabilities	22,874	15,862
Minority interests	33,232	49,526

Total liabilities	567,971	908,337

Total stockholders’ equity	3,556,473	4,592,357

	$4,124,444	$5,500,694

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net revenues	$288,779	$530,942	$800,172	$1,516,703
Cost of net revenues	45,374	109,353	131,212	300,601

Gross profit	243,405	421,589	668,960	1,216,102

Operating expenses:
Sales and marketing	88,008	136,408	240,916	394,784
Product development	24,163	39,737	72,816	112,888
General and administrative	39,352	74,238	108,441	206,714
Patent litigation expense	—	—	—	29,965
Payroll tax on employee stock options	526	1,510	2,636	7,984
Amortization of acquired intangible assets	1,239	13,824	3,877	37,668

Total operating expenses	153,288	265,717	428,686	790,003

Income from operations	90,117	155,872	240,274	426,099
Interest and other income (expense), net	8,729	7,806	25,117	26,419
Interest expense	(50)	(2,267)	(1,433)	(2,335)
Impairment of certain equity investments	(2,600)	—	(3,781)	(230)

Income before cumulative effect of accounting change, income taxes and minority interests	96,196	161,411	260,177	449,953
Provision for income taxes	(34,314)	(51,137)	(97,011)	(139,698)
Minority interests	(879)	(1,611)	(271)	(5,533)

Net income before cumulative effect of accounting change	61,003	108,663	162,895	304,722
Cumulative effect of accounting change, net of tax	—	(5,413)	—	(5,413)

Net income	$61,003	$103,250	$162,895	$299,309

Net income per basic share:
Net income before cumulative effect of accounting change	$0.11	$0.17	$0.29	$0.48
Cumulative effect of accounting change	—	(0.01)	—	(0.01)

Net income per basic share	$0.11	$0.16	$0.29	$0.47

Net income per diluted share:
Net income before cumulative effect of accounting change	$0.11	$0.17	$0.29	$0.47
Cumulative effect of accounting change	—	(0.01)	—	(0.01)

Net income per diluted share	$0.11	$0.16	$0.29	$0.46

Weighted average shares:
Basic	564,534	642,729	560,896	635,484

Diluted	573,182	662,231	571,274	653,325

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended					Three Months Ended
	September 30, 2002					September 30, 2003

	Reported	Pro Forma Entries			Pro Forma	Reported	Pro Forma Entries			Pro Forma

Net revenues	$288,779	$—			$288,779	$530,942	$—			$530,942
Cost of net revenues	45,374	(3)	(a	)	45,371	109,353	(48)	(a	)	109,305

Gross profit	243,405	3			243,408	421,589	48			421,637

Operating expenses:
Sales and marketing	88,008	(12)	(a	)	87,996	136,408	(169)	(a	)	136,239
Product development	24,163	(74)	(a	)	24,089	39,737	(220)	(a	)	39,517
General and administrative	39,352	(240)	(a	)	39,112	74,238	(524)	(a	)	73,714
Patent litigation expense	—	—			—	—	—			—
Payroll tax on employee stock options	526	(526)	(b	)	—	1,510	(1,510)	(b	)	—
Amortization of acquired intangible assets	1,239	(1,239)	(c	)	—	13,824	(13,824)	(c	)	—

Total operating expenses	153,288	(2,091)			151,197	265,717	(16,247)			249,470

Income from operations	90,117	2,094			92,211	155,872	16,295			172,167
Interest and other income (expense), net	8,729	(2,201)	(d	)	6,528	7,806	—			7,806
Interest expense	(50)	—			(50)	(2,267)	—			(2,267)
Impairment of certain equity investments	(2,600)	2,600	(e	)	—	—	—			—

Income before cumulative effect of accounting change, income taxes and minority interests	96,196	2,493			98,689	161,411	16,295			177,706
Provision for income taxes	(34,314)	(779)	(f	)	(35,093)	(51,137)	(6,629)	(f	)	(57,766)
Minority interests	(879)	—			(879)	(1,611)	—			(1,611)

Net income before cumulative effect of accounting change	61,003	1,714			62,717	108,663	9,666			118,329
Cumulative effect of accounting change, net of tax	—	—			—	(5,413)	5,413	(g	)	—

Net income	$61,003	$1,714			$62,717	$103,250	$15,079			$118,329

Net income per share:
Basic	$0.11				$0.11	$0.16				$0.18

Diluted	$0.11				$0.11	$0.16				$0.18

Weighted average shares:
Basic	564,534				564,534	642,729				642,729

Diluted	573,182				573,182	662,231				662,231

Operating margin	31%	1%			32%	29%	3%			32%

Notes:

(a)	Non-cash stock-based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Gain on sale of certain real estate properties and recovery of fully reserved receivables

(e)	Impairment of certain equity investments

(f)	Income taxes associated with certain pro forma entries

(g)	Cumulative effect of accounting changes, net of tax

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Nine Months Ended					Nine Months Ended
	September 30, 2002					September 30, 2003

		Pro Forma					Pro Forma
	Reported	Entries			Pro Forma	Reported	Entries			Pro Forma

Net revenues	$800,172	$—			$800,172	$1,516,703	$—			$1,516,703
Cost of net revenues	131,212	267	(a	)	131,479	300,601	(196)	(a	)	300,405

Gross profit	668,960	(267)			668,693	1,216,102	196			1,216,298

Operating expenses:
Sales and marketing	240,916	55	(a	)	240,971	394,784	(867)	(a	)	393,917
Product development	72,816	(103)	(a	)	72,713	112,888	(1,095)	(a	)	111,793
General and administrative	108,441	(682)	(a	)	107,759	206,714	(2,574)	(a	)	204,140
Patent litigation expense	—	—			—	29,965	—			29,965
Payroll tax on employee stock options	2,636	(2,636)	(b	)	—	7,984	(7,984)	(b	)	—
Amortization of acquired intangible assets	3,877	(3,877)	(c	)	—	37,668	(37,668)	(c	)	—

Total operating expenses	428,686	(7,243)			421,443	790,003	(50,188)			739,815

Income from operations	240,274	6,976			247,250	426,099	50,384			476,483
Interest and other income (expense), net	25,117	(3,785)	(d	)	21,332	26,419	(979)	(d	)	25,440
Interest expense	(1,433)	—			(1,433)	(2,335)	—			(2,335)
Impairment of certain equity investments	(3,781)	3,781	(e	)	—	(230)	230	(e	)	—

Income before cumulative effect of accounting change, income taxes and minority interests	260,177	6,972			267,149	449,953	49,635			499,588
Provision for income taxes	(97,011)	(2,053)	(f	)	(99,064)	(139,698)	(16,759)	(f	)	(156,457)
Minority interests	(271)	(590)	(g	)	(861)	(5,533)	—			(5,533)

Net income before cumulative effect of accounting change	162,895	4,329			167,224	304,722	32,876			337,598
Cumulative effect of accounting change, net of tax	—	—			—	(5,413)	5,413	(h	)	—

Net income	$162,895	$4,329			$167,224	$299,309	$38,289			$337,598

Net income per share:
Basic	$0.29				$0.30	$0.47				$0.53

Diluted	$0.29				$0.29	$0.46				$0.52

Weighted average shares:
Basic	560,896				560,896	635,484				635,484

Diluted	571,274				571,274	653,324				653,324

Operating margin	30%	1%			31%	28%	3%			31%

Notes:

(a)	Non-cash stock-based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Gain on sale of certain real estate properties and recovery of fully reserved receivables

(e)	Impairment of certain equity investments

(f)	Income taxes associated with certain pro forma entries

(g)	Minority shareholders’ portion of impairment of certain equity investments

(h)	Cumulative effect of accounting change, net of tax

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Cash flows from operating activities:
Net income	$61,003	$103,250	$162,895	$299,309
Adjustments:
Cumulative effect of accounting change	—	5,413	—	5,413
Provision for doubtful accounts and authorized credits	6,696	12,331	18,917	31,964
Provision for transaction losses	—	6,818	—	24,891
Depreciation and amortization	17,172	43,358	48,560	113,885
Stock-based compensation	590	961	727	4,732
Tax benefit on the exercise of employee stock options	34,164	42,710	96,586	105,647
Impairment of certain equity investments	2,600	—	3,781	230
Minority interests and other	(660)	(175)	(4,572)	3,982
Changes in assets and liabilities:
Accounts receivable	(19,798)	(15,574)	(54,021)	(70,650)
Funds receivable	—	(1,596)	—	(43,645)
Other current assets	5,675	(12,176)	(6,936)	(9,298)
Other non-current assets	(2,039)	(1,821)	(4,062)	(6,424)
Deferred tax assets, net	4,271	13,457	3,418	12,598
Accounts payable	(549)	(10,680)	1,960	6,553
Due to customers and funds payable	—	9,878	—	59,674
Accrued expenses and other liabilities	14,057	18,383	32,153	49,724
Deferred revenue and customer advances	(5,646)	3,631	653	6,238
Income taxes payable	(5,608)	(10,155)	(3,018)	11,878

Net cash provided by operating activities	111,928	208,013	297,041	606,701

Cash flows from investing activities:
Purchases of property and equipment	(20,202)	(39,629)	(94,420)	(269,616)
Purchases of investments	(269,687)	(618,503)	(578,082)	(1,481,047)
Maturities and sales of investments	269,509	642,624	536,467	1,131,998
Proceeds from sale of subsidiary and property and equipment	6,646	—	9,529	—
Acquisitions, net of cash acquired	—	(102,772)	(54,610)	(107,161)

Net cash provided by (used in) investing activities	(13,734)	(118,280)	(181,116)	(725,826)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	35,682	97,216	104,126	570,189
Principal payments on long-term debt	(386)	(929)	(3,793)	(1,727)

Net cash provided by financing activities	35,296	96,287	100,333	568,462

Effect of exchange rate changes on cash and cash equivalents	(1,734)	6,298	8,396	25,225

Net increase in cash and cash equivalents	131,756	192,318	224,654	474,562
Cash and cash equivalents at beginning of period	616,867	1,391,557	523,969	1,109,313

Cash and cash equivalents at end of period	$748,623	$1,583,875	$748,623	$1,583,875

Net cash provided by operating activities	$111,928	$208,013	$297,041	$606,701
Less: Purchases of property and equipment	(20,202)	(39,629)	(94,420)	(269,616)

Free cash flow	$91,726	$168,384	$202,621	$337,085

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,	September 30,
Net Revenues by Type	2002	2002	2003	2003	2003

Transaction
U.S	$182,209	$211,388	$234,876	$242,385	$256,076
Current quarter vs prior quarter	9%	16%	11%	3%	6%
Current quarter vs prior year quarter	53%	58%	49%	45%	41%
International	75,296	107,366	137,504	155,155	154,715
Current quarter vs prior quarter	19%	43%	28%	13%	(0%)
Current quarter vs prior year quarter	163%	173%	166%	146%	105%
Payments	6,094	77,703	93,179	99,363	106,350
Current quarter vs prior quarter	29%	1175%	20%	7%	7%
Current quarter vs prior year quarter	26%	1281%	1847%	2006%	1645%

Total transaction	263,599	396,457	465,559	496,903	517,141

Current quarter vs prior quarter	12%	50%	17%	7%	4%
Current quarter vs prior year quarter	73%	122%	118%	111%	96%
3rd party advertising
U.S	14,148	7,062	5,492	6,848	8,291
Current quarter vs prior quarter	(9%)	(50%)	(22%)	25%	21%
Current quarter vs prior year quarter	(40%)	(74%)	(70%)	(56%)	(41%)
International	898	1,716	1,313	1,432	1,760
Current quarter vs prior quarter	(26%)	91%	(23%)	9%	23%
Current quarter vs prior year quarter	(42%)	110%	59%	18%	96%
Payments	—	1,478	2,027	2,160	2,029
Current quarter vs prior quarter	N/A	N/A	37%	7%	(6%)
Current quarter vs prior year quarter	N/A	N/A	N/A	N/A	N/A

Total 3rd party advertising	15,046	10,256	8,832	10,440	12,080

Current quarter vs prior quarter	(10%)	(32%)	(14%)	18%	16%
Current quarter vs prior year quarter	(40%)	(64%)	(54%)	(37%)	(20%)
End-to-end services
U.S	6,096	5,591	2,101	1,926	1,721
Current quarter vs prior quarter	20%	(8%)	(62%)	(8%)	(11%)
Current quarter vs prior year quarter	(22%)	27%	(57%)	(62%)	(72%)
Payments	—	587	—	—	—
Current quarter vs prior quarter	N/A	N/A	(100%)	N/A	N/A
Current quarter vs prior year quarter	(100%)	607%	N/A	N/A	N/A

Total end-to-end services	6,096	6,178	2,101	1,926	1,721

Current quarter vs prior quarter	20%	1%	(66%)	(8%)	(11%)
Current quarter vs prior year quarter	(25%)	38%	(57%)	(62%)	(72%)

Offline net revenues	4,038	1,037	—	—	—

Current quarter vs prior quarter	(56%)	(74%)	(100%)	0%	0%
Current quarter vs prior year quarter	(55%)	(87%)	(100%)	(100%)	(100%)

Total net revenues	$288,779	$413,928	$476,492	$509,269	$530,942

Current quarter vs prior quarter	8%	43%	15%	7%	4%
Current quarter vs prior year quarter	49%	89%	94%	91%	84%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,	September 30,
Net Revenues by Segment	2002	2002	2003	2003	2003

U.S	$206,491	$225,078	$242,469	$251,159	$266,088
Current quarter vs prior quarter	5%	9%	8%	4%	6%
Current quarter vs prior year quarter	30%	30%	29%	27%	29%
International	76,194	109,082	138,817	156,587	156,475
Current quarter vs prior quarter	18%	43%	27%	13%	(0%)
Current quarter vs prior year quarter	152%	172%	164%	143%	105%
Payments	6,094	79,768	95,206	101,523	108,379
Current quarter vs prior quarter	29%	1209%	19%	7%	7%
Current quarter vs prior year quarter	18%	1297%	1889%	2051%	1678%

Total net revenues	$288,779	$413,928	$476,492	$509,269	$530,942

Current quarter vs prior quarter	8%	43%	15%	7%	4%
Current quarter vs prior year quarter	49%	89%	94%	91%	84%

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,	September 30,
Net Revenues by Geography	2002	2002	2003	2003	2003

U.S. net revenues	$212,585	$290,583	$319,170	$331,322	$351,187
Current quarter vs prior quarter	5%	37%	10%	4%	6%
Current quarter vs prior year quarter	29%	62%	66%	64%	65%
% of total	74%	70%	67%	65%	66%
International net revenues	76,194	123,345	157,322	177,947	179,755
Current quarter vs prior quarter	18%	62%	28%	13%	1%
Current quarter vs prior year quarter	152%	208%	199%	177%	136%
% of total	26%	30%	33%	35%	34%

Total net revenues	$288,779	$413,928	$476,492	$509,269	$530,942

Current quarter vs prior quarter	8%	43%	15%	7%	4%
Current quarter vs prior year quarter	49%	49%	94%	91%	84%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2002	2002	2003	2003	2003

Confirmed Registered Users	54.9	61.7	68.8	75.3	85.5
Current quarter vs prior quarter	10%	12%	12%	9%	14%
Current quarter vs prior year quarter	46%	46%	49%	51%	56%
Active Users (1)	24.2	27.7	31.1	34.1	37.4
Current quarter vs prior quarter	11%	14%	12%	10%	10%
Current quarter vs prior year quarter	52%	56%	57%	57%	55%
Number of Listings	159.6	195.5	219.7	225.0	234.6
Current quarter vs prior quarter	10%	22%	12%	2%	4%
Current quarter vs prior year quarter	47%	55%	59%	55%	47%
Gross Merchandise Sales	$3,766	$4,600	$5,317	$5,635	$5,775
Current quarter vs prior quarter	11%	22%	16%	6%	2%
Current quarter vs prior year quarter	60%	68%	71%	66%	53%

(1)  Defined as all users, excluding Half.com and Internet Auction, who bid, bought, or listed an item within the previous 12-month period.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

eBay completed its acquisition of PayPal on October 3, 2002. PayPal’s financial statements and supplemental operating data have been included in eBay’s consolidated financial statements beginning October 4, 2002. The following table presents PayPal financial information for the full quarter ended September 30, 2002, for the period from October 4, 2002 through December 31, 2002, and for the full quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

	September 30,	December 31,	March 31,	June 30,	September 30,
	2002	2002	2003	2003	2003

Revenue
Transaction	$58.1	$72.6	$92.2	$99.4	$106.4
Current quarter vs prior quarter	11%	25%	27%	8%	7%
Current quarter vs prior year quarter	104%	87%	92%	90%	83%
Non- transaction	$1.2	$2.1	$2.0	$2.1	$2.0
Current quarter vs prior quarter	(8%)	75%	(5%)	7%	(5%)
Current quarter vs prior year quarter	(18%)	75%	150%	69%	67%
Total revenues	$59.3	$74.7	$94.2	$101.5	$108.4
Percent of revenue which is international	20.2%	19.1%	19.6%	21.0%	21.4%
Metrics
Total accounts (1)	19.7	23.3	27.2	31.1	35.2
Current quarter vs prior quarter	11%	18%	17%	14%	13%
Current quarter vs prior year quarter	86%	82%	77%	75%	79%
Active accounts (2)	6.3	7.9	9.4	10.2	11.2
Total number of payments	31.3	39.2	50.5	53.7	57.4
Current quarter vs prior quarter	9%	25%	29%	6%	7%
Current quarter vs prior year quarter	74%	76%	90%	86%	83%
Total payment volume	$1,787	$2,138	$2,628	$2,843	$3,044
Current quarter vs prior quarter	11%	20%	23%	8%	7%
Current quarter vs prior year quarter	93%	77%	80%	76%	70%
Auction as % of total payment volume	58%	69%	67%	66%	67%
Transaction rates
Transaction revenue rate	3.25%	3.40%	3.51%	3.50%	3.49%
Transaction processing expense rate	1.19%	1.29%	1.27%	1.30%	1.25%
Transaction loss rate	0.42%	0.37%	0.34%	0.32%	0.22%

(1)  Excludes closed and locked accounts

(2)  Users that sent or received at least one payment during the quarter

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

	Three months ending December 31, 2003

	GAAP	Adjustments			Pro Forma

Net revenue	$590	—			$590
Operating margin	31%	3%	(a	)	34%
Diluted EPS	$0.19	$0.02	(b	)	$0.21
Effective Tax Rate	32%	1%	(c	)	33%

	Three months ending March 31, 2004

	GAAP	Adjustments			Pro Forma

Net revenue	$675	—			$675
Diluted EPS	$0.22	$0.02	(b	)	$0.24

	Three months ending June 30, 2004

	GAAP	Adjustments			Pro Forma

Net revenue	$695	—			$695
Diluted EPS	$0.21	$0.02	(b	)	$0.23

	Three months ending September 30, 2004

	GAAP	Adjustments			Pro Forma

Net revenue	$710	—			$710
Diluted EPS	$0.22	$0.01	(b	)	$0.23

	Three months ending December 31, 2004

	GAAP	Adjustments			Pro Forma

Net revenue	$820	—			$820
Diluted EPS	$0.26	$0.02	(b	)	$0.28

	Year ending December 31, 2004

	GAAP	Adjustments			Pro Forma

Net revenue	$2,900	—			$2,900
Diluted EPS	$0.91	$0.07	(b	)	$0.98
Effective Tax Rate	30%	1%	(c	)	31%

(a)	Pro forma guidance reflects estimated quarterly adjustments for amortization of acquired intangible assets of approximately $16-$18 million, payroll taxes on employee stock options of approximately $2 million, stock based compensation of approximately $1-$2 million and other adjustments estimated to result in an operating margin adjustment of 3% for the three months ending December 31, 2003 and for each of the quarters in the year ending December 31, 2004.

(b)	Net of tax, the above pro forma items are estimated to result in a $0.02 per diluted share adjustment for the three months ending December 31, 2003 and for each of the quarters in the year ending December 31, 2004.

(c)	Adjustments to the pro forma effective tax rate reflect the impact on the effective tax rate of the pro forma adjustments.